Exhibit 99.1
N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	February 17, 2009
DYCOM ANNOUNCES PRELIMINARY FISCAL 2009 SECOND QUARTER RESULTS
COMPANY TO HOLD CONFERENCE CALL AT 2:00 P.M. (ET) FEBRUARY 17, 2009
Palm Beach Gardens, Florida, February 17, 2009 — Dycom Industries, Inc. (NYSE: DY) announced today that results for its second quarter ended January 24, 2009 will be below previous guidance. Revenue for the second quarter is expected to be approximately $245 million, which is below the range of $250 million to $270 million provided in the Company’s November 24, 2008 press release. Dycom expects to report a pre-tax loss from continuing operations of approximately ($0.9) million and an after-tax loss from continuing operations of approximately ($0.8) million, or ($0.02) per share. This includes a pre-tax gain of approximately $1.3 million ($0.8 million, or $0.02 per share, on an after tax basis) related to the buyback of $4.65 million aggregate principal amount of the Company’s senior subordinated notes due 2015 and is before an impairment charge associated with the Company’s goodwill. This is below the range of $0.02 to $0.07 earnings per share provided in previous guidance.
The preliminary results do not include an anticipated non-cash goodwill impairment charge. This charge results from an interim test for impairment prompted by a sustained reduction in the Company’s market capitalization compared to the book value of shareholders’ equity. The interim testing included a reassessment of a number of valuation assumptions, including customer spending in the current economic environment. The Company is in the process of completing its impairment analysis and the charge is expected to be between $85 million and $105 million on a pre-tax basis, which will increase the loss from continuing operations reported above. This range is based on management’s best estimates at this time and the actual charge will be determined upon completion of its impairment analysis. The charge will affect earnings per share for the quarter but will not affect the Company’s operating cash flow or availability under its revolving credit facility.
Results for the second quarter were impacted by a decline in customer spending, primarily in the later part of the quarter. This decline reflects current economic conditions which have prompted customers to reduce their near-term capital spending plans. Additionally, in some instances, the Company experienced limitations on available work due to difficult weather conditions.
Cash collections were strong during the quarter. Cash on hand at the end of the quarter exceeded $74 million and available liquidity, including cash on hand and amounts available under the Company’s credit facility, exceeded $217 million. Additionally, during the quarter, the Company repaid all outstanding borrowings under its revolving credit facility.

Current uncertainty in economic conditions makes it particularly difficult to predict demand for the Company’s services in future periods and makes it more likely that actual results could differ materially from expectations. Consequently, the Company intends to discontinue providing detailed guidance of revenue and earnings expectations when it announces its results for the quarter. Final results for the second quarter are expected to be announced after the close of trading on the New York Stock Exchange on February 24, 2009.
A Tele-Conference call to review the Company’s preliminary results will be hosted at 2:00 p.m. (ET), Tuesday, February 17, 2009; Call 800-762-4905 (United States) or 480-629-9035 (International) and request “Dycom” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, March 19, 2009.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.
The fiscal 2009 second quarter results are preliminary and the information is unaudited. The Company is continuing to review its financial and operating results and actual results may differ materially from those contained herein. This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues, goodwill impairment and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.